Exhibit 10.2

                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------


                  THIS AGREEMENT is made and entered into the 17th day of April, 2006, by and between SOUTHWEST WATER COMPANY, a Delaware corporation (the "Company"), and MARK A. SWATEK ("Executive").

                                     Recital
                                     -------

                  Executive and the Company desire to enter into this Agreement to establish the terms and conditions of Executive's employment by the Company.

                                    Agreement
                                    ---------

                  NOW, THEREFORE, the parties agree as follows:

                  1. Effective Date. The effective date of this Agreement and the date on which Executive's employment by the Company shall begin is May 15, 2006 (the "Effective Date").

                  2. Term. Executive's employment under this Agreement is "at will" and for no specific term or any term.

                  3. Employment, Title and Duties. The Company hereby employs Executive and Executive agrees to serve the Company in the capacity of Chief Executive Officer, reporting directly to, and subject to the direction of, the Board of Directors of the Company (the "Board"). Executive shall, if elected a director, also serve as Chairman of the Board. Executive shall, during his employment under this Agreement, diligently and faithfully perform the duties hereinafter specified and devote his full business time and efforts exclusively to the Company. However, Executive may engage in charitable and community affairs and the management of his personal passive investments, provided that such activities do not interfere with the performance of his duties under this Agreement. Executive shall perform such duties as are customary for a chairman of the board, if elected a director, and a chief executive officer, including such duties as may be specified in the Bylaws of the Company and such duties, consistent with Executive's position, as are assigned to him from time to time by the Board. Executive shall attend all meetings of the Board unless specifically directed otherwise.

                  4. Base Salary. The Company shall pay Executive a base salary of Three Hundred Seventy-Five Thousand Dollars ($375,000.00) a year ("Base Salary"), less all deductions required by law or authorized by Executive in writing. Salary shall be paid in equal installments (subject to proration for a period of employment of less than the applicable payroll period) on the Company's regular payroll dates. Base Salary shall be subject to review in and after 2008.

                  5. Bonus. Executive shall be entitled to participate in the Company's executive bonus program with a target bonus equal to fifty percent (50%) of Base Salary and a potential of 100% of Base Salary. Although Executive will have been


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employed by Company for a period of less than a full-calendar year at year-end
2006, Executive will be evaluated and a bonus determined on the same basis as if he were employed for the full calendar year. The basis for determining bonus will be established jointly between Executive and the Company by August 15, 2006, for calendar year 2006, and pursuant to normal Company procedures thereafter.

                  6. Grant of Options. Executive shall be granted options to purchase 75,000 shares of the Company's Common Stock, par value $.01 per share (the "Options"). The Options shall be issued in accordance with and subject to the Southwest Water Company 2006 Equity Incentive Plan; shall vest at the rate of 50% one year following the date of grant and 50% two years following the date of grant; and shall expire seven (7) years following the date of grant.

                  7. Benefits. Executive shall be entitled to participate in all benefit plans and benefits established and provided from time to time by the Company to its senior management employees; subject to and on a basis consistent with the terms, conditions and overall administration of such benefit plans. It is agreed that Executive will be entitled to five (5) weeks vacation. The Company agrees to use reasonable efforts to shorten any waiting periods that may be required before Executive can participate in a plan or benefit, to the extent allowed by said benefit plans and pertinent regulations.

                  8. Automobile Allowance. Executive shall receive an automobile allowance of One Thousand Dollars ($1,000.00) a month during Executive's employment. Executive will also be provided a parking space at the Company's expense in its downtown Los Angeles office building.

                  9. Club Membership. Executive shall be proposed for membership in a downtown Los Angeles Club deemed advantageous by the Company; and if Executive becomes a member of such club, the Company shall reimburse him his initiation fee and monthly dues during Executive's employment.

                  10. Relocation Assistance. The Company will reimburse Executive for his actual relocation expenses, plus an additional $900,000 to help offset the cost of purchasing a home in the Los Angeles area. The $900,000 amount shall be paid as follows: (i) $100,000 paid within five (5) days of the Effective Date; (ii) $250,000 paid within five (5) days of Executive entering into escrow on Executive's new home; (iii) $250,000 paid one week prior to the close of escrow on Executive's new home; and (iv) $300,000 on January 15, 2007. All payments will be made only if Executive is employed by the Company at the time payment is due, and all payments shall be subject to applicable withholding.

                  11. Transition Assistance. The parties anticipate that Executive will commuting to Littleton, Colorado until such later date as he acquires a new residence in the Los Angeles area (the "Transition Period"). From the Effective Date, the Company will assist Executive by (i) reimbursing him for air travel expenses for himself or his wife during the Transition Period up to a total of two trips a month, and (ii) by reimbursing him for temporary housing during the Transition Period.


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                  12. Expenses. All travel and other proper and reasonable
expenses incident to the rendering of services by Executive hereunder shall be paid by the Company in accordance with Company policy.

                  13. Term; Termination; Change of Control. This Agreement shall terminate upon the death of Executive and may be terminated by the Company or Executive at any time for any reason or for no reason upon one hundred (100) days written notice given by the terminating party to the other party. The Company agrees to enter into an agreement with Executive providing Executive certain rights in the event of change of control of the Company, in form and substance substantially similar to any such agreements that might be entered into between the Company and other senior management employees.

                  14. Post-Termination Obligations.

                        (a) After the termination of Executive's employment hereunder for any reason whatsoever, Executive shall not, either alone or jointly, with or on behalf of others, either directly or indirectly, expressly or impliedly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during a period of two (2) years following such expiration or termination, solicit in any manner whatsoever the employment or engagement of, either for his own account or for any other person, firm, company or other entity, any person who is employed by the Company or any affiliated entity, whether or not such person would commit any breach of his contract of employment by reason of his leaving the service of the Company or any affiliated entity.

                        (b) Executive shall not (either during his employment by the Company or thereafter) disclose to any person not connected with the Company or use for his own benefit or for the benefit of any person other than the Company any proprietary or confidential information either disclosed to or developed by Executive during his employment by the Company. For purposes of this Agreement, the term "proprietary or confidential information" means all ideas, information and materials, tangible or intangible, not generally known to the public, relating in any manner to the business of the Company, its customers, clients, consultants, vendors and others with whom it does business, including, without limitation, any Trade Secret, knowledge or data, whether of a technical or commercial nature, production records or data, policies, procedures, formulas, financial records and data, managerial and operational policies, plans, including sales and marketing plans, strategies, methods, practices and procedures, customer and vendor lists, data and information, specifications, pricing elements, marketing strategies, and other technical or business information related to the conduct of the Company's business. The term "Trade Secret" as used in this Agreement shall include the meaning set out in California Civil Code ss. 3426.1(d).

                  15. Notices. Any notice to be given in connection with this Agreement shall be in writing and shall be deemed effectively given upon personal delivery (including delivery by a courier service) if receipt is acknowledged in writing by the addressee; or when communicated by electronically confirmed facsimile transmission; or three (3) days following deposit with the United States Postal Service, certified mail (postage prepaid and return receipt requested), addressed as follows:


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                           If to the Company:

                                    Southwest Water Company
                                    624 South Grand Avenue, Suite 2900
                                    Los Angeles, California 90017
                                    Attention:  President
                                    Facsimile:  213.929.1889

                           If to Executive:

                                    Mark A. Swatek
                                    At last address on file with the Company

or to such other address as any party may specify by written notice to the other.

                  16. Entire Agreement; Amendments; Waiver

                        (a) This Agreement supersedes all prior or contemporaneous agreements or statements, whether written or oral, concerning the terms of Executive's employment. No amendment or modification of this Agreement shall be binding unless set forth in a writing signed by the Company and Executive. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be effective unless in writing and signed by the party effecting the waiver, and no such waiver shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

                        (b) This Agreement does not constitute a commitment of the Company with regard to Executive's employment, express or implied, other than to the extent expressly provided for herein. Upon termination, it is the contemplation of both parties that Executive's employment with the Company shall cease unless an employment agreement with respect to a subsequent period shall have been entered into, and that neither the Company nor Executive shall have any obligation to the other with respect to continued employment.

                        (c) Captions and headings used in this Agreement are for convenience of reference only and shall be disregarded in construing any provision of this Agreement.

                        (d) The Company shall have the right but not the obligation to use Executive's name or likeness for any publicity or advertising purpose during the term of Executive's employment with the Company.

                        (e) This Agreement shall be governed by and construed in accordance with the laws of the State of California. In the event of any controversy or claim by either party hereunder, the prevailing party in any final and legally binding adjudication (as to which all periods for the filing of any appeal have expired) with respect to such controversy or claim shall be


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entitled to reimbursement from the losing party of all reasonable attorneys'
fees and costs and for all other reasonable expenses of such adjudication.

                  IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first above written.



                                  SOUTHWEST WATER COMPANY


                                  By:      /s/ Maureen A. Kindel
                                           -------------------------------------
                                           Maureen A. Kindel
                                           Its: Director
                                                --------------------------------

                                  By:
                                           -------------------------------------
                                           Its:
                                                --------------------------------

                                  /s/ Mark A. Swatek
                                  ----------------------------------------------
                                  MARK A. SWATEK










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